File No. 28-06970

                       SECURITIES AND EXCHANGE COMMISSION

                            SCHEDULE 14A INFORMATION
                           PROXY STATEMENT PURSUANT TO
              SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ] PRELIMINARY PROXY STATEMENT

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))

[ ] DEFINITIVE PROXY STATEMENT

[ ] DEFINITIVE ADDITIONAL MATERIALS

[X] SOLICITING MATERIAL PURSUANT TO RULE 14A-12

                       LIGAND PHARMACEUTICALS INCORPORATED

                (Name of registrant as specified in its charter)

                                 THIRD POINT LLC

                         THIRD POINT OFFSHORE FUND, LTD.

                             THIRD POINT PARTNERS LP

                             THIRD POINT ULTRA LTD.

                           LYXOR/THIRD POINT FUND LTD.

                        THIRD POINT PARTNERS QUALIFIED LP

                                 DANIEL S. LOEB

                              BRIGETTE ROBERTS, MD

                                JEFFREY R. PERRY

    (Name of person(s) filing proxy statement, if other than the registrant)


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                            [Third Point Letterhead]


     October 25, 2005


     Dear Fellow Ligand Shareholders:

     As you may be aware from our recent Schedule 13D filings, Third Point LLC currently owns 7 million shares of Ligand Pharmaceuticals common stock, representing approximately 9.5% of the shares outstanding. As Ligand's largest shareholder, we are very concerned about the Company's future.

     Over the last month we have communicated to management our belief that the Company is significantly undervalued in the market and that much more must be done to enhance shareholder value - business as usual is not sufficient. While we have urged management to complete its financial restatement as quickly as possible, we have expressed our belief that more fundamental factors have hurt Ligand's stock price. To ensure that our serious concerns are addressed by the Company, we demanded that we be given three Board seats, that a special committee be set up to explore and act on options to maximize shareholder value (on which we would have a significant presence), and that the Company eliminate its poison pill defense or, at the very least, increase the 10% threshold at which the poison pill would be triggered. We have also demanded that the Company promptly hold its 2005 Annual Meeting of Stockholders, which is long overdue.

     Our efforts for the benefit of all Ligand shareholders have met with resistance at the Company. As a result, on October 11th we filed a complaint in the Delaware Chancery Court to compel the Company to hold a meeting of stockholders for the election of directors. The Court has set a hearing for November 14th, at which we will argue that the Court should order a meeting to be held 60 days from the date of its decision.

     At the shareholders meeting, we plan to run either a full or partial slate of directors, depending on the actions the Company takes between now and then. We plan to file very shortly preliminary proxy materials with the SEC, which will nominate three Third Point representatives to the Ligand Board, who will represent a minority of Ligand's eight directors. If the Company does not support our nominees and agree to establish a special committee to explore and act on options to maximize shareholder value, we will supplement our proxy materials with five additional nominees and run a full slate of directors at the shareholders meeting. If we are successful in electing all or a majority of the Board, we intend to implement the plans that we have been urging the Company to pursue.

     We are writing this letter to let you know that while we are hopeful that the Company will release its delayed audited financials in the near future, and that it will announce the formation of a committee charged with maximizing shareholder value, these actions will not be sufficient to allay our already publicly-expressed concerns. We believe that the extensive experience of our nominees in both the financial and healthcare arenas can add significantly to the process of maximizing value for all shareholders, whether the final outcome be the sale of the Company in its entirety, the sale of the Company's business units separately, or some other value maximization strategy. Therefore, while we would clearly view Ligand's release of financials and the formation of a committee to enhance shareholder value as very positive steps, we would also view these as only the first steps in a comprehensive process that we believe would greatly benefit from our involvement and guidance.

     Once our preliminary proxy materials are filed with the SEC, we will seek to communicate with many of you directly, with the help of our proxy solicitors at Georgeson Shareholder Communications Inc.

     Sincerely,

     Third Point LLC



     Daniel S. Loeb
     Chief Executive Officer




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     THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ ITS
     PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. ANY SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, STOCKHOLDERS MAY ALSO OBTAIN A COPY OF ANY SUCH PROXY STATEMENT, WHEN FILED, WITHOUT CHARGE, BY CONTACTING THIRD POINT'S PROXY SOLICITOR, GEORGESON SHAREHOLDER COMMUNICATIONS INC., AT ITS TOLL-FREE NUMBER: (888) 293-6729, OR AT PROXYINFO@GSCORP.COM.

     The following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Third Point LLC, Third Point Offshore Fund, Ltd., Third Point Partners LP, Third Point Ultra Ltd., Lyxor/Third Point Fund Ltd., Third Point Partners Qualified LP, Daniel S. Loeb, Brigette Roberts, MD and Jeffrey R. Perry. Certain of these persons hold direct or indirect interests as follows: Third Point LLC may be deemed to have beneficial ownership over 7,000,000 shares of common stock; Third Point Offshore Fund Ltd. owns 4,573,400 share of common stock; Third Point Partners LP owns 896,800 shares of common stock; Third Point Ultra Ltd. owns 691,700 shares of common stock; Lyxor/Third Point Fund Ltd. owns 424,500 shares of common stock; and Third Point Partners Qualified LP owns 413,600 shares of common stock. Daniel S. Loeb, as the managing member of Third Point LLC, may be deemed to beneficially own 7,000,000 shares of common stock. Brigette Roberts, MD and Jeffrey R. Perry have no direct or indirect interests, by security holdings or otherwise, required to be disclosed herein, except each such person's interest in being nominated and elected as a director of the Company.